Exhibit 99.2

PRESS RELEASE

For:	THE MACERICH COMPANY

Press Contact:	Edward Coppola, Senior Executive Vice President
and Chief Investment Officer 972-385-9858

or

Thomas E. O’Hern, Executive Vice President and
Chief Financial Officer 310-394-6000

MACERICH ANNOUNCES PRICING
OF $800 MILLION OF 3.25% CONVERTIBLE SENIOR NOTES DUE 2012

SANTA MONICA, Calif., March 12, 2007  — —  The Macerich Company (NYSE: MAC) today announced that it has upsized and priced an offering of $800 million aggregate principal amount of 3.25% convertible senior notes due 2012.  The Company also has granted to the initial purchasers an over-allotment option to purchase up to an additional $150 million aggregate principal amount of notes.

The notes will be senior unsecured obligations of The Macerich Company and will be guaranteed by its operating partnership, The Macerich Partnership, L.P.

The notes will pay interest semiannually at a rate of 3.25% per annum and mature on March 15, 2012.  Prior to the close of business on the business day prior to December 15, 2011, upon the occurrence of specified events, the notes will be convertible at the option of the holder into cash, shares of the common stock of the Company or a combination of cash and shares of the common stock of the Company, at the election of the Company, at an initial conversion rate of 8.9702 shares per $1,000 principal amount of notes.  The initial conversion price of approximately $111.48 represents a 20% premium to the closing price of the Company’s common stock on March 12, 2007.  On and after December 15, 2011, the notes will be convertible at any time prior to the close of business on the second business day preceding the maturity date of the notes at the option of the holder into cash, shares of common stock of the Company or a combination of cash and shares of common stock of the Company, at the election of the Company, at the initial conversion rate.  The initial conversion rate is subject to adjustment in certain circumstances.  The notes will not be redeemable at the Company’s option, except to preserve the Company’s status as a REIT.  In that case, the Company may redeem all of the notes at a redemption price equal to the principal amount plus accrued and unpaid interest (including liquidated damages, if any).  Holders of notes will not have the right to require the Company to repurchase their notes prior to maturity except in connection with the occurrence of certain fundamental change transactions.

The Company has entered into capped call transactions with affiliates of the initial purchasers of the notes.  These agreements effectively increase the conversion price of the notes to approximately $130.06, which represents a 40% premium to the March 12, 2007 closing price of $92.90 per common share of the Company.  The cost of these agreements will be approximately $50.4 million (assuming no exercise by the initial purchasers of their over-allotment option) and is recorded as a charge in the stockholders equity section of the Company’s balance sheet.  In connection with hedging the capped call transactions, the counterparties have advised the Company that they or their respective affiliates expect to enter into various derivative transactions with respect to the Company’s common stock concurrently with or shortly after the pricing of the notes and may enter into or unwind various derivatives and/or purchase or sell the Company’s common stock in secondary market transactions following the pricing of the notes (including during the cash settlement averaging period for the notes).  These activities could have the effect of increasing or preventing a decline in the price of the Company’s common stock concurrently with or following the pricing of the notes.

The estimated net proceeds from the sale of the notes will be approximately $732.6 million (assuming no exercise by the initial purchasers of their over-allotment option), after deducting the initial purchasers’ discounts and commissions and our estimated offering expenses (including the cost of the capped call transactions).  The Company intends to use the net proceeds to repay outstanding debt.  Closing of the sale of the notes is expected to occur on March 16, 2007.

The notes and the related guarantee will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.  The notes, the related guarantee and the Company’s common shares issuable upon conversion of the notes have not been registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.  This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.